Exhibit 10.2
INTEL CORPORATION
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE INTEL CORPORATION 2006 EQUITY INCENTIVE PLAN
(for RSUs granted on or after January 23, 2015 under the Director OSU program)

1.	TERMS OF RESTRICTED STOCK UNIT

This Restricted Stock Unit Agreement (this “Agreement”), the Notice of Grant delivered herewith (the “Notice of Grant”) and the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as such may be amended from time to time, constitute the entire understanding between you and Intel Corporation (the “Corporation”) regarding the Restricted Stock Units (“RSUs”) identified in your Notice of Grant.

2.	VESTING OF RSUs

Provided that you continuously serve as a member of the Corporation’s Board of Directors from the Grant Date specified in the Notice of Grant through the vesting date that is three years and one month after the Grant Date (as specified in the Notice of Grant), then as of the vesting date the RSUs shall vest and be converted into the right to receive the number of shares of the Corporation’s Common Stock, $.001 par value (the “Common Stock”), determined by multiplying the target number of shares as specified in the Notice of Grant (the “Target Number of Shares”) by the conversion rate as set forth below, and except as otherwise provided in this Agreement. If a vesting date falls on a weekend or any other day on which the Nasdaq Stock Market ("NASDAQ") is not open, affected RSUs will vest on the next following NASDAQ business day.
RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your status as a member of the Corporation’s Board of Directors terminates for any reason except death, Disablement (defined below) or Retirement (defined below), prior to the vesting date set forth in your Notice of Grant, your unvested RSUs and dividend equivalents will be cancelled.

3.	CONVERSION OF RSUs

(a)
The conversion rate of RSUs into the right to receive a number of shares of Common Stock depends on the Corporation’s Total Stockholder Return (“Intel TSR”) relative to the “Total Stockholder Return” of the Tech 15 (“Tech 15 TSR”) at the end of the “Performance Period,” as those terms are defined in this Section. The conversion rate of RSUs into the right to receive a number of shares of Common Stock will be determined in accordance with following:

(1)	If the Intel TSR and Tech 15 TSR are within 1 percentage point, the conversion rate will be 100%.

(2)
If the Intel TSR is greater than the Tech 15 TSR, the conversion rate will be 100% plus four times the difference in percentage points between the Intel TSR and the Tech 15 TSR; provided that the maximum conversion rate is 200%.

(3)
If the Tech 15 TSR is greater than the Intel TSR, the conversion rate will be 100% minus two times the difference in percentage points between the Intel TSR and the Tech 15 TSR; provided that, if the Tech 15 TSR exceeds the Intel TSR by more than 25 percentage points, then the conversion rate will be 0%.

(4)
In the event that the conversion rate results in the right to receive a partial share of Common Stock, the conversion rate will be rounded down so that the RSUs will not convert into the right to receive the partial share.

By way of illustration, assume the Tech 15 TSR is 100% at the end of the Performance Period in the following examples.

•
If the Intel TSR equals 100.5%, the difference between the Intel TSR and the Tech 15 TSR is within 1 percentage point. As a result, the conversion rate is 100%, such that your RSUs convert into the right to receive 100% of the Target Number of Shares.

•
If the Intel TSR is 105%, the difference between the Intel TSR and the Tech 15 TSR is 5 percentage points. As a result, the conversion rate is 120%, such that your RSUs convert into the right to receive 120% of the Target Number of Shares.

•
If the Intel TSR is 90%, the difference between the Intel TSR and the Tech 15 TSR is 10 percentage points. As a result, the conversion rate is 80%, such that your RSUs convert into the right to receive 80% of the Target Number of Shares.

•
If the Intel TSR is 70%, the difference between the Intel TSR and the Tech 15 TSR is more than 25 percentage points. As a result, the conversion rate is 0%, such that your RSUs convert into the right to receive 0% of the Target Number of Shares.

(b)	“Intel TSR” is a percentage (to the third decimal point) derived by:

(1)
A numerator that is the difference between the average closing sale price of Common Stock during the 3 months following and including the Grant Date subtracted from the average closing sale price of Common Stock during the 3 months prior to and including the end of the Performance Period, plus any dividends paid or payable with respect to an ex-dividend date that occurs during the Performance Period; and

(2)	A denominator that is the average closing sale price of Common Stock during the 3 months following and including the Grant Date.

(c)
“Tech 15 TSR” is the median TSR (as defined below) of the fifteen technology companies included in the Corporation’s peer group for determining executive compensation, as determined by the Compensation Committee prior to the Grant Date, and regardless of any subsequent change after the Grant Date.

“Total Stockholder Return” or “TSR” of each stock for purposes of the Tech 15 TSR is a percentage (to the third decimal point) derived by:

(1)
A numerator that is the difference between the average closing sale price of common stock during the 3 months following and including the Grant Date subtracted from the average closing sale price of common stock during the 3 months prior to and including the end of the Performance Period, plus any dividends paid or payable with respect to an ex-dividend date that occurs during the Performance Period; and

(2)	A denominator that is the average closing sale price of common stock during the 3 months following and including the Grant Date.

(d)	For purposes of determining the “Total Stockholder Return” or “TSR” of any company (including the Corporation):

(1)
Any dividend paid or payable in cash will be valued at its cash amount (without any deemed reinvestment and without any adjustments for applicable taxes or tax withholding). Any dividend paid in securities with a readily ascertainable fair market value will be valued at the market value of the securities as of the ex-dividend date. Any dividend paid in other property will be valued based on the value assigned to such dividend by the paying company for tax purposes.

(2)
Any company included in the Tech 15 TSR on the Grant Date that does not have a stock price that is quoted on a national securities exchange at the end of the Performance Period will be factored into the median calculation based on its TSR from the Grant Date until the last date on which its stock price was last quoted on a national securities exchange in the United States.

(3)
The Compensation Committee may equitably adjust a company's TSR for equity restructuring transactions including, but not limited to, a stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization or reorganization.

(4)
Any company included in the Tech 15 TSR on the Grant Date that has a price of stock or a price of a security backed by stock that is quoted on a national securities exchange in the United States and on a national securities exchange outside the United States will be factored into the median calculation based on its price of stock or a price of a security backed by stock quoted on the national securities exchange in the United States.

(e)
Performance Period is the period beginning with the Grant Date and ending three years later on the third anniversary of the Grant Date. If the third anniversary of the Grant Date falls on a weekend or any other day on which the NASDAQ is not open, the Performance Period will end on the next following NASDAQ business day. If for any reason the Corporation (including any successor corporation) ceases to have its stock price quoted on a national securities exchange, the Performance Period will end as of the last date that the stock price is quoted on a national securities exchange.

4.	DIVIDEND EQUIVALENTS

Dividend equivalents will vest at the same time as their corresponding RSUs and convert into the right to receive shares of Common Stock. Dividend equivalents will be paid on the number of shares of the Corporation’s Common Stock into which this RSU is converted by determining the sum of the dividends paid or payable on such number of shares of Common Stock with respect to each ex-dividend date that occurs between the Grant Date and the vesting date specified in the Notice of Grant (without any interest or compounding), divided (to the third decimal point) by the average of the highest and lowest sales prices of the Common Stock as reported by NASDAQ on the last day of the Performance Period. The quotient derived from the previous sentence will be rounded down so that dividend equivalents will convert into the right to receive whole shares of Common Stock.

5.	SETTLEMENT INTO COMMON STOCK

Shares of Common Stock will be issued or become free of restrictions as soon as practicable following the vesting date of the RSUs and dividend equivalents (or, in the event of vesting acceleration for death, Disablement, or Retirement, the original vesting date that is three years and one month after the Grant Date (as specified in the Notice of Grant)), provided that you have satisfied your tax withholding obligations as specified under Section 10 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.
Notwithstanding the foregoing, (i) the Corporation will not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence or employment and/or may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued or credited to your account may include a delay in order to provide the Corporation such time as it determines appropriate to calculate Intel TSR and Tech 15 TSR, for the Committee (as defined below) to certify performance results, to calculate and address tax withholding and to address other administrative matters. The number of shares of Common Stock into which RSUs and dividend equivalents convert as specified in the Notice of Grant will be adjusted for stock splits and similar matters as specified in and pursuant to the 2006 Plan.

6.	TERMINATION OF SERVICE AS DIRECTOR
Except as expressly provided otherwise in this Agreement, if your term of service as a director of the Corporation’s Board of Directors terminates for any reason, whether voluntarily or involuntarily, other than on account of death, Disablement (defined below) or Retirement (defined below), all RSUs and dividend equivalents not then vested shall be cancelled on the date of termination of service

7.	DEATH

Except as expressly provided otherwise in this Agreement, if you die during your term of service as a member of the Corporation’s Board of Directors, your RSUs and dividend equivalents will become one hundred percent (100%) vested.

8.	DISABLEMENT

Except as expressly provided otherwise in this Agreement, your RSUs and dividend equivalents will become one hundred percent (100%) vested, if your service as a member of the Corporation’s Board of Directors terminates due to your Disablement. For purposes of this Section, “Disablement” will be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation. “Disablement” means a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.

9.	RETIREMENT

Provided you are elected to serve on the Corporation’s Board of Directors at the Corporation’s annual stockholder meeting immediately following the Grant Date, if you retire from service as a member of the Corporation’s Board of Directors at age 72 or more, or with at least seven (7) years of service as a member of the Corporation’s Board of Directors, your RSUs and dividend equivalents will become one hundred percent (100%) vested.

10.	TAX WITHHOLDING

RSUs and dividend equivalents are taxable upon vesting (as indicated in your Notice of Grant) or, if later, the date to which you have deferred settlement of your RSUs and dividend equivalents. To the extent required by applicable federal, state or other law, you will make arrangements satisfactory to the Corporation for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs and dividend equivalents or sale of Common Stock shares from vested RSUs and dividend equivalents (whichever is applicable).
The Corporation will not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs and dividend equivalents or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.
Unless provided otherwise by the Committee, these obligations will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs and dividend equivalents that the Corporation determines has a Market Value sufficient to meet the tax withholding obligations. In the event that the Committee provides that these obligations will not be satisfied under the method described in the previous sentence, you authorize UBS Financial Services Inc., or any successor plan administrator, to sell a number of shares of Common Stock that are issued under the RSUs and dividend equivalents, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and to pay such tax withholding to the Corporation. The shares may be sold as part of a block trade with other participants of the 2006 Plan in which all participants receive an average price. For this purpose, "Market Value" will be calculated as the average of the highest and lowest sales prices of the Common Stock as reported by NASDAQ on the day your RSUs and dividend equivalents vest. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs and dividend equivalents, regardless of any action the Corporation takes or any transaction pursuant to this Section with respect to any tax withholding obligations that arise in connection with the RSUs and dividend equivalents. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs and dividend equivalents or the subsequent sale of any of the shares of Common Stock underlying the RSUs and dividend equivalents that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.

11.	ELECTION TO DEFER RECEIPT OF RSU SHARES

You may elect to defer receipt of shares of Common Stock relating to an RSU and dividend equivalents beyond the vesting dates set forth in your Notice of Grant under the rules and procedures established separately by the Corporation. That election will allow you to defer income recognition, until the date on which your service as a member of the Corporation’s Board of Directors terminates for any reason. Under Internal Revenue Code Section 409A, the election to defer under this section must be made in the calendar year prior to the year in which services related to those RSU’s are first performed. Notwithstanding anything to the contrary in this Agreement, shares of Common Stock will not be issued and you will not have any rights of a stockholder in Common Stock issuable under this Agreement to the extent that you have elected to defer the issuance and receipt of such Common Stock. If, however, your service as a member of the Corporation’s Board of Directors terminates prior to the vesting dates set forth in your Notice of Grant, any shares that would not have vested on your date of termination will be cancelled regardless of your election. Notwithstanding your election to defer made in the calendar year prior to grant, the Corporation is not obligated to make a grant in any future year or in any given amount and should not create an expectation that the Corporation might make a grant in any future year or in any given amount.

12.	RIGHTS AS A STOCKHOLDER

Your RSUs and dividend equivalents may not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs and dividend equivalents other than as permitted above, will be void and unenforceable against the Corporation.
You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and dividend equivalents and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs and dividend equivalents will not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs and dividend equivalents. RSUs and dividend equivalents will remain terminable pursuant to this Agreement at all times until they vest and convert into shares.

13.	AMENDMENTS

The 2006 Plan and RSUs and dividend equivalents may be amended or altered by the Committee or the Board of Directors of the Corporation to the extent provided in the 2006 Plan.

14.	DATA PRIVACY

You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other RSU grant materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs you and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan.

You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2006 Plan. You hereby understand that Data will be transferred to UBS Financial Services Inc., and any other third parties assisting in the implementation, administration and management of the 2006 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, UBS Financial Services Inc., and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your RSUs. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2006 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Subsidiary that employs you will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2006 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.

15.	THE 2006 PLAN AND OTHER TERMS; OTHER MATTERS

(a)
Certain capitalized terms used in this Agreement are defined in the 2006 Plan. Any prior agreements, commitments or negotiations concerning the RSUs and dividend equivalents are superseded by this Agreement and your Notice of Grant. You hereby acknowledge that a copy of the 2006 Plan has been made available to you.

The grant of RSUs and dividend equivalents to you in any one year, or at any time, does not obligate the Corporation to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.

(b)
To the extent that the grant of RSUs and dividend equivalents refers to the Common Stock of Intel Corporation, and as required by the laws of your country of residence or employment, only authorized but unissued shares thereof will be utilized for delivery upon vesting in accord with the terms hereof.

(c)
Notwithstanding any other provision of this Agreement, if any changes in law or the financial or tax accounting rules applicable to the RSUs and dividend equivalents covered by this Agreement will occur, the Corporation may, in its sole discretion, (1) modify this Agreement to impose such restrictions or procedures with respect to the RSUs (whether vested or unvested), the shares issued or issuable pursuant to the RSUs and dividend equivalents and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (2) cancel and cause a forfeiture with respect to any unvested RSUs and dividend equivalents at the time of such determination.

(d)
Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intel Corporation, a Delaware corporation, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the RSUs and dividend equivalents granted hereunder will be brought in the state or federal courts of competent jurisdiction in the State of California.

(e)
Copies of Intel Corporation's Annual Report to Stockholders for its latest fiscal year and Intel Corporation's latest quarterly report are available, without charge, at the Corporation's business office.